UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2009
VWR Funding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 431-1700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Monday August 10, 2009, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter ended June 30, 2009. A copy of the press release issued by the Company on August 4, 2009, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on August 4, 2009.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
EBITDA
Management’s presentation will contain a discussion of earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net income (loss) for the three and six months ended June 30, 2009 and 2008. Net income (loss) is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.
EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity. Our calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
Reconciliation of Reported Net Loss to EBITDA
(US dollars in millions)

	Three Months Ended June 30,
	2009	2008
Net loss	$(26.8)	$(9.7)
Income tax benefit	(25.6)	(4.2)
Interest expense, net	50.4	63.1
Depreciation and amortization	28.7	28.9

EBITDA	$26.7	$78.1

	Six Months Ended June 30,
	2009	2008
Net loss	$(15.6)	$(66.5)
Income tax benefit	(20.1)	(45.1)
Interest expense, net	112.7	126.3
Depreciation and amortization	57.4	56.9

EBITDA	$134.4	$71.6

As noted in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, the Company recorded certain significant income or expenses during the three and six months ended June 30, 2009 and 2008:
•
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results and EBITDA are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and six months ended June 30, 2009 included a net unrealized translation loss of $46.6 million and $10.8 million, respectively. The Company’s results for the three and six months ended June 30, 2008 included a pre-tax net unrealized translation gain (loss) of $3.3 million and $(70.7) million, respectively.

•
During the three and six months ended June 30, 2009, the Company recorded non-cash equity compensation expense of $0.8 million and $1.7 million, respectively, and charges for severance and related expenses of $5.8 million and $11.2 million, respectively. Charges for severance and related expenses and non-cash equity compensation aggregated $1.3 million and $3.7 million during the three and six months ended June 30, 2008, respectively.

Net Debt
Management’s presentation also will contain a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s condensed consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(US dollars in millions)

	June 30,	March 31,	December 31,
	2009	2009	2008

Total debt	$2,826.5	$2,765.6	$2,815.6
Less:
Cash and cash equivalents	(59.6)	(42.9)	(42.0)
Compensating cash balance	(117.0)	(95.2)	(100.7)

Net Debt	$2,649.9	$2,627.5	$2,672.9

During the three and six months ended June 30, 2009, our Net Debt increased by approximately $60.4 million and $16.2 million, respectively, related to foreign currency exchange, the majority of which is primarily attributable to unrealized foreign currency translation losses with respect to the Euro.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

	By:	/s/ Gregory L. Cowan

Date: August 7, 2009		Name:	Gregory L. Cowan
		Title:	Senior Vice President and Chief Financial Officer